As filed with the Securities and Exchange Commission on February 2, 2004

Registration No. 333-107043

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIZELER PROPERTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	72-1082589
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2542 Williams Boulevard

Kenner, Louisiana 70062

(504) 471-6200

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

SIDNEY W. LASSEN, Chairman

2542 Williams Boulevard

Kenner, Louisiana 70062

(504) 471-6200

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

WILLIAM I. SCHAPIRO, Esq. Jaeckle Fleischmann & Mugel, LLP 800 Fleet Bank Building, Twelve Fountain Plaza Buffalo, New York 14202 (716) 856-0600	HENRY D. KAHN, Esq. Hogan & Hartson LLP 111 South Calvert Street--Suite 1600 Baltimore, Maryland 21202 (410) 659-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Debt Securities(4)
Preferred Stock(5)	$200,000,000	$7,223.25	(7)
Common Stock(6)
Warrants

(1)	The aggregate maximum offering price of all securities issued pursuant to this Registration Statement will not exceed $200 million.
(2)	The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)	Pursuant to Rule 429, this Registration Statement contains a combined prospectus that relates to the Registrant’s securities registered on Registration Statement No. 333-72210 on Form S-3/A previously filed by the Registrant on December 18, 2001 pursuant to which $35,827,000 remain to be issued. Fees totaling $8,956.75 were paid by the Registrant upon filing the earlier registration statement and, pursuant to Rule 457(p), will be used to offset the registration fees for this registration statement. The registration fee has been calculated pursuant to Rule 457(o) and reflects the offering price rather than the principal amount, of any securities issued at a discount.
(4)	Includes senior convertible debt securities, senior nonconvertible debt securities, subordinated convertible debt securities and subordinated nonconvertible debt securities.
(5)	Subject to footnote (1), includes such indeterminate number of shares of preferred stock as may be issued upon conversion of or in exchange for any debt securities that provide for conversion or exchange into shares of preferred stock. No separate consideration will be received for the shares of preferred stock issued upon conversion of or in exchange for debt securities.
(6)	Subject to footnote (1), includes such indeterminate number of shares of common stock as may be issued upon conversion of or in exchange for any debt securities or shares of preferred stock that provide for conversion or exchange into shares of common stock. No separate consideration will be received for the shares of common stock issued upon conversion of or in exchange for debt securities or shares of preferred stock.
(7)	Previously paid in connection with the filing of the Registrant’s Form S-3 on July 15, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Dated: February 2, 2004

Prospectus

$200,000,000

SIZELER PROPERTY INVESTORS, INC.

DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, WARRANTS

We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

•	debt securities, which may be senior or subordinated and convertible or non convertible;

•	shares of common stock;

•	shares of preferred stock; or

•	warrants to purchase debt securities, preferred stock or common stock.

We will provide the specific terms of these securities in supplements to this prospectus in connection with each offering. These terms may include:

In the case of any securities:	In the case of debt securities:	In the case of preferred stock:	In the case of warrants:

• offering price; • size of offering; • underwriting discounts; • limitations on direct or beneficial ownership; and • restrictions on transfer.	• interest rate; • maturity; • ranking; • redemption provisions; and • additional covenants.	• dividends rights; • liquidation preferences; • redemption provisions; • conversion privileges; and • voting and other rights.	• the types of securities that may be acquired upon exercise; • expiration date; • exercise price; and • terms of exercisability.

The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SIZ”.

An investment in securities involves a high degree of risk. See “ Risk Factors” beginning on page 5 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE

SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY

OF THIS PROSPECTUS. ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC’s rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (www.sec.gov). We also have a website (www.sizeler.net) through which you may access our SEC filings. Please note that our website contains various financial data and analyses computed or prepared by third parties and that we may not have verified and confirmed the accuracy of all such data. Therefore, we disclaim all responsibility for its accuracy. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol “SIZ”.

Information contained on our website is not and should not be deemed a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them: that means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and before we sell all the securities offered by this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

•	Our Registration Statement on Form 8-A as filed with the SEC on August 26, 1998.

•	Our Registration Statement on Form 8-A/A as filed with the SEC on December 18, 2001.

You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

Sizeler Property Investors, Inc.

Attention: Chief Financial Officer

2542 Williams Boulevard

Kenner, Louisiana 70062

(504) 471-6200

ABOUT SIZELER PROPERTY INVESTORS, INC.

We are a self-administered and self-managed equity real estate investment trust that acquires, develops, owns and operates income-producing retail shopping centers and apartment properties in the southeastern region of the United States. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self-managed as we internally provide, through a wholly-owned subsidiary, the management, leasing and development services that our properties require through our own employees. Our investment objective is to acquire and develop high-quality properties at attractive initial yields with potential for future growth in cash flows. As of September 30, 2003, our existing portfolio contained 16 retail shopping centers and 16 apartment communities, two of which are under construction. Leaseable area of the retail properties totaled approximately 2.7 million square feet and the apartment communities contained approximately 3,400 units with another 350 under construction. Our properties are located in Louisiana (16), Florida (12) and Alabama (4). As of September 30, 2003, our retail and apartment properties were approximately 90.4% and 91.6% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.

RISK FACTORS

Set forth below are the risks that we believe are important to investors in our common stock, preferred stock, debt securities or other securities, which we refer to collectively as our “securities.” We refer to investors in our securities as our “security holders” and investors in our equity securities—common stock or preferred stock—as “stockholders.” Before you decide to purchase our securities generally, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus and any related prospectus supplement. From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange Act) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Potential investors should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below.

Real Estate Industry Risks

We face risks associated with local real estate conditions in areas where we own properties.    We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, tenants or residents would have a negative effect on our ability to lease and re-lease our properties and therefore on our revenues, cash flows, financial condition and ability to make distributions to our stockholders.

Other factors that may affect general economic conditions or local real estate conditions include:

•	population and demographic trends;

•	employment and personal income trends;

•	income tax laws;

•	changes in interest rates and availability and costs of financing;

•	construction costs; and

•	weather conditions that may increase or decrease energy costs.

We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties.    The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues, and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our shopping center and apartment properties are subject to significant local competition. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth. In addition, our portfolio of retail properties faces competition from other properties within each submarket where they are located. Our apartment portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when low interest rates make mortgages more affordable. Competition from single family housing increases when low interest rates make mortgages more affordable. Competition at any of our properties could make it difficult for us to rent space at our properties and could require us to lower rents or make the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) less favorable to us.

We are subject to significant regulation that inhibits our activities.    Local zoning and land use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent or impede us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties. In many instances, the applicability and requirements of the ADA are not clear. Future legislation may impose additional requirements. Accordingly, the cost of compliance with the ADA or future legislation is not currently ascertainable, and such costs could be substantial and adversely affect our returns on particular properties. We cannot predict what requirements may be enacted or what changes may be implemented to existing legislation.

Risks Associated with our Properties

We may be unable to renew leases or relet space as leases expire.    With respect to our retail properties in particular, our inability to renew a lease of space to an anchor tenant, or relet the space quickly to another tenant, could have a material adverse effect on the retail center. We attempt to manage our retail space to anticipate and minimize the impact of loss of major tenants, but have not, in the past and cannot assure that these efforts will always be successful. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property’s operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses. Failure to obtain anchor and other major tenant lease renewals or to mitigate the effect could adversely affect our ability to lease and re-lease our properties and therefore affect our revenues, cash flows, financial condition and ability to make distributions.

We have been and may continue to be affected negatively by tenant bankruptcies and leasing delays.    At any time, a shopping center tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for apartments. As a result, our commercial and residential tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. These events could adversely affect our ability to lease and re-lease our properties and therefore affect our revenues, cash flows, financial condition and ability to make distributions.

We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance.

If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to the tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant’s default on its obligations to us could adversely affect our financial condition and ability to make distributions.

Development and Construction Risks Could Impact our Profitability

We intend to continue to develop and construct apartment communities and retail properties. Development activities may be conducted through wholly-owned affiliated companies or through joint ventures with unaffiliated parties. Our development and construction activities may be exposed to the following risks:

•	we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs;

•	we may incur construction costs for a property that exceed original estimates due to increased materials, labor or other costs, which could make completion of the property uneconomical, and we may not be able to increase rents to compensate for the increase in construction costs;

•	we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring those opportunities;

•	we may be unable to complete construction and lease-up of a property on schedule and meet financial goals for development projects;

•	because occupancy rates and rents at a newly developed property may fluctuate depending on a number of factors, including market and economic conditions, we may be unable to meet our profitability goals for that property; and

•	construction costs have been increasing in our existing markets, and may continue to increase in the future and, in some cases, the costs of upgrading existing or newly acquired properties may exceed original estimates and we may be unable to charge rents that would compensate for these increases in costs.

Coverage under our existing insurance policies may be inadequate to cover losses and may adversely affect operations.    We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance as well as any insurance deductibles. In the event of a substantial property loss, the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds might not be adequate to restore our economic position with respect to such property. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

We face risks due to lack of geographic diversity.    All of our properties are located in Louisiana, Florida and Alabama. A downturn in general economic conditions and local real estate conditions in these geographic regions could have a material adverse effect on our ability to lease and re-lease our properties and therefore on our revenues, cash flows, financial condition and ability to make distributions.

We face possible environmental liabilities.    Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral.

We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with respect to the properties we formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

We are not currently aware of any environmental liabilities relating to our existing properties which would have a material adverse effect on our business, assets or results of operations. However, we cannot assure you that future environmental liabilities will not occur, the costs of which could adversely affect our operations and ability to make distributions.

Financing Risks

We face risks generally associated with our debt.    We finance a portion of our investments in real estate through debt. Although we have never missed a required payment of principal or interest or otherwise defaulted on a required payment related to our indebtedness, this debt creates risks, including:

•	in the event we fail to comply with the restrictive covenants in our credit lines requiring minimum net worth, debt to equity ratios, dividends to funds from operations ratios, committed bank lines to funds from operations ratios, and other measures of financial performance, there may be limits on the amount we may borrow under the credit lines or credit lines may be unavailable;

•	rising interest rates on our floating rate debt;

•	failure to repay or refinance existing debt as it matures, which may result in forced disposition of properties on disadvantageous terms;

•	refinancing terms less favorable than the terms of existing debt; and

•	failure to meet required payments of principal and/or interest.

As a result of these risks, the value of our shares and distributions to investors may decrease.

We face risks related to “balloon payments.” Certain of our mortgages will have significant outstanding principal balances due on their maturity dates, commonly known as “balloon payments.” There is no assurance whether we will be able to refinance such balloon payments on the maturity of the loans, which may force disposition of properties on disadvantageous terms or require replacement with debt with higher interest rates, either of which could adversely affect our financial condition and ability to make distributions. Similar risks apply to the payment at maturity of the principal amount of our convertible subordinated debentures if the debentures are not converted into common stock.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.    We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. A portion of the principal of our debt may not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. We may not be able to refinance existing debt or the terms of any refinancing may not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow will not be sufficient to repay all maturing debt in years when significant “balloon” payments on outstanding mortgage debt and our outstanding convertible debentures come due.

Fluctuations in interest rates may adversely affect our operations and value of our stock. As of September 30, 2003, we had approximately $39.3 million of variable interest rate debt. As of September 30, 2003, the weighted average interest rate on our variable rate debt was 2.75%. We may also incur indebtedness in the future that bears interest at a variable rate or we may need to refinance our existing debt at higher rates. Accordingly, increases in interest rates could adversely affect our financial condition, our ability to make distributions and the value of our stock.

We face risks associated with a line of credit with a bank of which an officer of the Company is a director of the bank. Hibernia National Bank is one of four commercial banks which provide us lines of credit. As of September 30, 2003, our Hibernia line constituted 20.6% of the amount available under our aggregate lines of credit from banks. Our chairman and director, Sidney Lassen, is a director of the parent corporation of Hibernia National Bank. Mr. Lassen does not participate in Hibernia decisions concerning the Company’s line of credit, and we believe that the loan was made in a manner consistent with bank policies and bank regulations requiring that such loans be extended on the same terms as available to third parties. If the bank regulatory authorities or the Hibernia Board of Directors were to criticize this loan or change existing policy, we may need to replace the Hibernia line of credit. In such event, we could not be assured that lending market conditions at the time would be favorable to us.

We may amend our investment strategy and business policies without your approval.    Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Directors has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to and approval from stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

Other Risks

The market value of our common stock could decrease based on our performance and the investment market’s perception and conditions.    The market value of our common stock may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our common stock is influenced by the dividend on our common stock relative to market interest rates. Rising interest rates may lead potential buyers of our common stock to expect a higher dividend rate, which would adversely affect the market price of our common stock. In addition, rising interest rates could result in increased expense depending on the volume of our borrowing and thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions.

We are subject to restrictions that may impede our ability to effect a change in control.    Certain provisions contained in our Charter and Bylaws, our Shareholder Rights Agreement, certain provisions of Maryland law and severance agreements with our executive officers may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control, whether or not holders of a majority of our stock would favor such a change in control.

Our charter provides for classes of directors.    Our Charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a “staggered board.” By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than stockholders may desire.

Our Charter provides for an ownership limit of our stock that may adversely affect the value of stockholders’ stock.    Our Charter generally limits any holder from acquiring more than 9.9% (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.9% of the outstanding shares of equity stock or otherwise effect a change in control.

We have adopted a shareholder rights plan that may make a change in control difficult.    In August 1998, our Board of Directors adopted a Shareholder Rights Plan. Under the terms of the plan, we declared a dividend of rights on our common stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. The rights plan is intended to prevent partial, coercive takeover attempts by requiring a potential acquiror to negotiate the terms with our Board of Directors. However, it could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

We have agreements with our executives that may deter changes of control of the Company.    We have entered into agreements with each of our executives providing for the payment of money to these executives upon the occurrence of a change of control of the Company as defined in these agreements. If, within 24 months following a change of control, the Company terminates the executive’s employment other than for cause, or if the executive elects to terminate his employment with the Company for reasons specified in the agreement, we will make a severance payment equal to three times the executive’s base salary, together with the executive’s bonus, deferred compensation and medical and other benefits. These agreements may deter changes of control of the Company because of the increased cost for a third party to acquire control of the Company.

Our Board of Directors may authorize and issue securities without stockholder approval. Under our Charter, the board has the power to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a majority of our stockholders favored the transaction.

Maryland business statutes may limit the ability of a third party to acquire control of us. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging certain offers to acquire control of our company, even if a majority of our stockholders favored the transaction. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors’ prior approval. Any such business combination transaction could not be completed until five years after the person became an interested stockholder under the statute, and then generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66-2/3% of the votes entitled to be cast, excluding the interested stockholder, or upon payment of a fair price to all stockholders.

Maryland law also provides generally that a person who acquires shares of our voting stock that exceed certain thresholds of the voting power in electing directors (namely, one-tenth, one-third and a majority) will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote. Our bylaws currently exempt the Company from this provision of Maryland law. Maryland law also provides that directors are not required to take certain actions in response to a change of control, such as respond to an acquisition proposal, redeem or modify shareholder rights, make certain other elections or take certain other actions. The statute further specifies that an act of a director relating to or affecting an acquisition or potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.

Additionally, Maryland law provides, among other things, that our Board of Directors has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

•	have three independent directors who are not officers or employees of the entity or related to an acquiring person; and

•	are subject to the reporting requirements of the Securities Exchange Act of 1934,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle that provides that:

•	the corporation will have a staggered board of directors;

•	any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

•	the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

•	vacancies may only be filled by the remaining directors, even if the procedure is contrary to the charter or bylaws; and

•	the Secretary of the corporation may call a special meeting of stockholders at the request of stockholders only upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

To date, we have elected to have a staggered board but have not made any of the other elections described above although our charter and bylaws contain some of these provisions independent of these elections.

We may fail to qualify as a REIT.    If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service. Also, failure to qualify as a REIT would negatively affect the value of our stock.

Furthermore, we would no longer be required by the Internal Revenue Code of 1986, as amended (the “Code”) to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to stockholders that otherwise would have been subject to tax as capital gain dividends would be taxable as ordinary dividends to the extent of our current and accumulated earnings and profits although, through 2008, dividends generally will be subject to a maximum federal tax rate of 15%. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied with these requirements because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

We may be unable to comply with the strict income distribution requirements applicable to REITs.    To obtain the favorable tax treatment associated with qualifying as a REIT, among other requirements, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income. We will be subject to corporate income tax on any undistributed REIT taxable income. In addition, we will incur a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than the sum of (i) 85% of our ordinary income for the year, (ii) 95% of our capital gain net income for the year, and (iii) any undistributed taxable income from prior years. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT (and to avoid corporate income tax and the 4% excise tax), even if conditions were not favorable for borrowing. As of this date, we have not needed to incur such borrowings.

Notwithstanding our status as a REIT, we are subject to various federal, state, local and foreign taxes on our income and property. For example, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. We may be subject to other federal income taxes as more fully described in “Material United States Federal Income Tax Consequences—Taxation of Us as a REIT.” We may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for federal income tax purposes.

Loss of Sidney Lassen or other key personnel could harm operations. Our future success depends to a significant extent on the continued services of Sidney W. Lassen, our chairman and chief executive officer, and other members of our senior management team. Mr. Lassen’s real estate industry experience and reputation developed over many years, relationships with real estate owners, brokers, investors and financing sources, and effectiveness in structuring and closing purchase and sale transactions are important to the future success of the company. Similarly, the senior management team’s experience in real estate acquisition, development, leasing and property management and finance are critical elements of future success. If Mr. Lassen or one or more of our other key executives were to die, become disabled or otherwise leave the company’s employ, we may not be able to replace this person with an executive officer of equal skill, ability, and industry expertise. Until persons could be identified and hired, our operations and financial condition could be impaired.

The market value of our securities can be adversely affected by many factors. As with any public company, a number of factors may adversely influence the price of our equity securities, many of which are beyond our control. These factors include: level of institutional interest in us; perception of REITs generally and REITs with portfolios similar to ours, in particular, by market professionals; attractiveness of securities of REITs in comparison to other companies; our financial condition and performance; the market’s perception of our growth potential and potential future cash dividends; increases in market interest rates, which may lead investors to demand a higher annual yield from our distributions in relation to the price paid for our stock; and relatively low trading volume of shares of REITs in general, which tends to exacerbate a market trend with respect to our stock. Sales of a substantial number of shares of our stock, or the perception that such sales could occur, also could adversely affect prevailing market prices for our equity securities.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder. On May 28, 2003, the President signed into law legislation that, for individual taxpayers, will generally reduce the tax rate on corporate dividends to a maximum of 15% for tax years from 2003 through 2008. REIT dividends will not qualify for this reduced tax rate because REIT income generally is not subject to corporate level tax. This new law could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs and could have an adverse effect on the market price of our equity securities.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of an offering on our financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under “Risk Factors” in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with an offering pursuant to this prospectus.

In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” on pages 9 to 15 of this prospectus.

USE OF PROCEEDS

As will be more fully described in any applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes, including, without limitation, the repayment of debt and the development and acquisition of additional properties.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was 0.95, 1.17, 1.12, 1.11, 1.14 and 1.16, respectively. Our Series B preferred stock was issued in May 2002. Accordingly, the ratio of earnings to fixed charges and preference dividends are identical to the ratio of earnings to fixed charges for all periods other than the nine months ended September 30, 2003 and year ended December 31, 2002. For the nine months ended September 30, 2003 and year ended December 31, 2002, the ratio of earnings to fixed charges and preference dividends was 0.90 and 1.12 respectively.

For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs.

Our ratio of EBITDA to fixed charges for the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was 1.77, 1.97, 1.84, 1.78, 1.84 and 1.83, respectively. “EBITDA,” as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company’s ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company’s profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation. Given the nature of our business as a real estate owner and operator, we believe also that the ratio of EBITDA to combined fixed charges and preferred share distributions is helpful to investors as a measure of our operational performance because the EBITDA ratio excludes various items included in the earnings ratio that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization. A reconciliation of net income to EBITDA is presented below (in thousands):

	Nine Months Ended September 30, 2003	Year Ended
		2002	2001	2000	1999	1998
Net Income	$770	$2,842	$2,203	$2,328	$2,347	$2,756
Interest	9,203	13,377	15,240	15,850	15,018	14,554
Depreciation	8,853	11,369	11,409	11,173	10,845	10,145
Amortization of Debt Issuance Cost	193	252	244	244	248	248

EBITDA	$19,019	$27,840	$29,096	$29,595	$28,458	$27,703

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indenture supplements and described in the applicable prospectus supplement. In addition, any prospectus supplement filed with respect to the issuance of any subordinated debt securities will set forth the aggregate amount of outstanding senior indebtedness as of the most recent practicable date and any limitation on the issuance of additional senior indebtedness.

The debt securities will be issued under one or more separate indentures, as amended or supplemented from time to time, between us and a trustee to be selected by us. The indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. We will execute the applicable indenture when and if we issue debt securities. The following summary of certain provisions of the debt securities and the indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of the indentures, including the definitions of certain terms and the applicable prospectus supplement. You should read the indentures carefully to fully understand the terms of the debt securities.

General

The debt securities will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities.

The indebtedness represented by the senior debt securities will rank equally with our other senior debt that may be outstanding from time to time. The payment of principal, premium, if any, and interest on indebtedness represented by subordinated debt securities will be subordinated, to the extent provided in a subordinated indenture, in right of payment to the prior payment in full of our senior debt.

Each indenture will provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time (i) in or pursuant to authority granted by a resolution of the Board of Directors; (ii) as established in the applicable indenture; or (iii) as may be established in one or more supplemental indentures to the applicable indenture. All debt securities of one series need not be issued at the same time. Unless otherwise provided, a series may be reopened for issuances of additional debt securities of that series. This may be done without the consent of the holders of that series.

Each indenture may provide that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities. A successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees will be a trustee of a trust under the applicable indenture separate from the trust administered by any other trustee of that series. Except as otherwise indicated, any action described to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement relating to any series of debt securities being offered will contain the specific terms of that series, including the following:

(i) the title of such series of debt securities;

(ii) the classification of such series of debt securities as senior debt securities or subordinated debt securities;

(iii) the aggregate principal amount of such series of debt securities and any limit on the aggregate principal amount;

(iv) the percentage of the principal amount at which such series of debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity of such series of debt securities;

(v) if convertible in whole or in part into shares of common stock or shares of preferred stock, the terms on which such series of debt securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the shares of common stock or shares of preferred stock receivable on conversion;

(vi) the date or dates, or the method for determining the date or dates, on which the principal of such series of debt securities will be payable;

(vii) the rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which such series of debt securities will bear interest, if any;

(viii) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any interest will be payable, the Regular Record Dates for the Interest Payment Dates, or the method by which the dates will be determined, the person to whom the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(ix) the place or places where the principal, premium, if any, and interest on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

(x) the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we were to have that option;

(xi) our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to the obligation;

(xii) if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(xiii) whether the amount of payments of principal, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts will be determined;

(xiv) any additions to, modifications of or deletions from the terms of the debt securities with respect to Events of Default or covenants set forth in the applicable indenture;

(xv) whether such debt securities will be issued in certificated or book-entry form;

(xvi) whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(xvii) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture;

(xviii) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered; and

(xix) any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities may provide for less than the entire principal amount to be payable upon declaration of acceleration of the maturity of such debt securities. Special federal income tax, accounting and other considerations applicable to Original Issue Discount securities will be described in the applicable prospectus supplement.

The indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction in which we are involved or in the event of a change in control, unless otherwise specified in the applicable prospectus supplement. Restrictions on ownership and transfers of our common stock and shares of preferred stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See “Description of Capital Stock—General” and “Risk Factors—Other Risks.” You should read the applicable prospectus supplement carefully for information with respect to any deletions from, modifications of or additions to our Events of Default. The applicable prospectus supplement may also contain changes to the covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

Unless otherwise specified in the applicable prospectus supplement, the principal, applicable premium and interest on any series of debt securities will be payable at the corporate trust office of the applicable trustee. The address of that trustee will be stated in the applicable prospectus supplement. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities. Such payment may also be made by wire transfer of funds to that person at an account maintained within the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will from that time cease to be payable to the holder on the applicable regular record date. It may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of that interest which record date will be fixed by the applicable trustee. Notice of the payment will be given to the holder of that debt security not less than ten days before the record date. It may also be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any of those transfer agents act. However, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

We will not nor will any trustee be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	exchange any bearer security so selected for redemption, except to exchange such bearer security for a registered security of that series of like tenor when immediately surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale

We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, if:

•	either we will be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets will expressly assume payment of the principal, premium, if any, and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to the transaction, no Event of Default under the applicable indenture has occurred and is continuing; and

•	an officer’s certificate and legal opinion covering such conditions will be delivered to each trustee.

Certain Covenants

Existence.    Except as described above under “—Merger, Consolidation or Sale,” we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence.

Payment of Dividends.    We will not be permitted to declare or pay any dividends or make any distributions to holders of our capital stock (other than dividends or distributions necessary to maintain our REIT status), or purchase, redeem or otherwise acquire or retire any of our capital stock if at the time of such action an event of default has occurred and is continuing or would exist immediately after giving effect to such action. See “Events of Default, Notice and Waiver” below.

Provision of Financial Information.    We will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents, which we refer to as the Financial Information, which we may be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act on or before the respective dates by which we may be required so to file those documents. We will also, within 15 days of each Required Filing Date, to all holders of debt securities, as their names and addresses appear in the Security Register, mail copies of the annual reports and quarterly reports. These reports will be sent without cost to each holder of debt securities. We will also file with the trustees copies of the Financial Information. If our filing of such documents with the Commission is not permitted under the Exchange Act, we will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of these documents to any prospective holder of debt securities.

Additional Covenants And/or Modifications to The Covenants Described Above.    Any additional covenants and/or modifications to the covenants we have described above with respect to any debt securities or series of debt securities will be set forth in the applicable indenture or an indenture supplemental to the applicable indenture and described in the prospectus supplement relating to those debt securities. These covenants will include any covenants relating to limitations on incurrence of indebtedness or other financial covenants.

Events of Default, Notice and Waiver

The following will be Events of Default under the applicable indenture with respect to the debt securities of any series: (i) default for 30 days in the payment of any installment of interest on any debt security of that series; (ii) default in the payment of principal of (and premium, if any, on) any debt security of that series at its maturity, upon redemption or otherwise; (iii) default in making any sinking fund payment as required for any debt security of that series; (iv) default in the performance or breach of any other of our covenants or warranties contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), that continues for 60 days after written notice as provided in the applicable indenture; (v) default in the payment of an aggregate principal amount exceeding $1,000,000 of any of our indebtedness, mortgage, indenture or other instrument under which that indebtedness is issued or by which the indebtedness is secured. However, the default must have occurred after the expiration of any applicable grace period and must have resulted in the acceleration of the maturity of the indebtedness, but only if that indebtedness is not discharged or the acceleration is not rescinded or annulled within a specified period of time; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company; and (vii) any other Event of Default provided with respect to a particular series of debt securities.

If an Event of Default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice to us (and to the applicable trustee if given by the holders).

However, at any time after that declaration of acceleration with respect to debt securities of that series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences. This rescission may occur if:

•	we have deposited with the applicable trustee all required payments of the principal, premium, if any, and interest on the debt securities of the series (or of all debt securities then outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in the indenture.

Each indenture will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences. This waiver does not apply to the following:

•	a default in the payment of the principal of, premium, if any, or interest on any debt security of the series; or

•	a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected by that default.

Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to that indenture or for any remedy allowed under the indenture. However, proceedings may be instituted in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, premium, if any, and interest on, and any additional amounts in respect of those debt securities at the respective due dates.

Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture. However, if such holders have offered to the trustee reasonable security or indemnity the trustee is obligated to exercise its rights or powers under the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee exercising any trust or power conferred upon that trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve that trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of that series not joining therein.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers. This certificate will state whether or not the officer has knowledge of any default under the applicable indenture. If the officer has this knowledge, the certificate will specify each default and the nature and status of that default.

Modification of the Indentures

Modifications and amendments of an indenture will not be permitted to be made unless the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture which are affected by the modification or amendment is obtained. However, none of these modifications or amendments may, without the consent of the holder of each such debt security affected thereby, do any of the following things:

•	change the stated maturity of the principal of, or any installment of interest, or premium on any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on any such debt security;

•	reduce any premium payable on redemption of, any such debt security;

•	reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of that indenture or certain defaults and consequences thereunder;

•	reduce the quorum or voting requirements set forth in the applicable indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action; or

•	to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of not less than a majority in principal amount of outstanding debt securities of each series affected by those covenants in the indenture will have the right to waive compliance by us with certain covenants in the indenture.

We may amend and modify each indenture and substitute the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another entity to us as obligor under the applicable indenture;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect; or

•	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action will not adversely affect the interests of holders of debt securities of any series issued under such indenture in any material respect.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into shares of common stock or shares of preferred stock will be set forth in the applicable prospectus supplement relating thereto. The terms will include:

•	whether such debt securities are convertible into shares of common stock or shares of preferred stock;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders or the Company; and

•	the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Redemption of Securities

Each indenture will provide that our debt securities may be redeemed at any time at our option, in whole or in part, at a stated redemption price, except as may otherwise be provided in connection with any debt securities or series of debt securities under the applicable indenture.

Subordination

The payment of the principal of, or premium, if any, and interest on any subordinated debt securities will be expressly subordinated, to the extent and in the manner set forth in an indenture governing such subordinated debt securities, in right of payment to the prior payment in full of all of our senior debt. Such subordination provisions will be described in detail in the applicable prospectus supplement.

Subrogation

Subject to the payment in full in cash of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of all senior debt at the time outstanding, the holders of a subordinated debt security will be subrogated to the rights of the holders of senior debt to receive payments or distributions of cash, property or securities of the Company applicable to the senior debt until the principal of (and premium, if any) and interest on the subordinated debt securities is paid in full.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more Global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities, if any, issued in the United States are expected to be deposited with the Depository Trust Company. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of all material terms and provisions of our capital stock. You should refer to our Charter and Bylaws for the complete provisions thereof.

General

The total number of shares of capital stock of all classes that we are authorized to issue is 70,000,000. Currently, the Charter authorizes the issuance of 51,484,000 shares of common stock, par value $.0001 per share, 40,000 shares of Series A preferred stock, par value $.0001 per share, 2,476,000 shares of Series B preferred stock, par value $.0001 per share, and 16,000,000 shares of excess stock, par value $.0001 per share. As of December 2, 2003, 13,091,000 shares of common stock and 336,040 shares of Series B preferred stock were issued and outstanding. The outstanding common stock is currently listed on the New York Stock Exchange under the symbol “SIZ”. We intend to apply to the New York Stock Exchange to list any additional shares of common stock issued pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

Our Board of Directors is authorized by the Charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

Pursuant to the provisions of the Charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.9% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of excess stock), then the amount in excess of the 9.9% limit will automatically be converted into shares of excess stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. This ownership limitation is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, however, it may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.9% of the outstanding shares of equity stock or otherwise effect a change in control. These restrictions also apply to any transfer of stock that would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in excess stock, such excess stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the record holder of equity stock if the transfer had not resulted in excess stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming excess stock and shall be transferred of record to the designated beneficiary. Excess stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of excess stock prior to the discovery that shares of equity stock had been converted into excess stock shall be void from the beginning. Excess stock shall be entitled to dividends equal to the dividends declared on any class of equity stock from which the excess stock has been converted, which dividends shall be held in trust for the benefit of the charitable beneficiary. Any dividend paid prior to our discovery that equity stock has been converted to excess stock shall be paid to the trustee of the trust upon demand. In the event of our liquidation, each holder of excess stock shall be entitled to receive that portion of our assets that would have been distributed to the equity stock in respect of which such excess stock was issued. The trustee of the trust holding excess stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of excess stock.

Our Board of Directors, upon at least 15 days’ written notice from a transferee prior to a proposed transfer that would result in the intended transferee “beneficially owning” (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.9% ownership limit and the satisfaction of such other conditions as the Board of Directors may direct, may in its sole and absolute discretion exempt a person from the ownership limit. Our Board of Directors may in its sole and absolute discretion exempt a person from the limitation on a person “constructively owning” equity stock in excess of the 9.9% ownership limit if (x) such person does not and represents that it will not directly own or “constructively own” (after the application of the applicable attribution rules of the Code) more than a 9.9% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for excess stock. Our Board of Directors may from time to time increase or decrease the 9.9% limit, provided that the 9.9% limit may be increased only if five persons could “beneficially own” or “constructively own” (applying the applicable attribution rules of the Code) no more than 50.0% in value of the shares of equity stock then outstanding.

Description of Common Stock

Distributions.    Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our Charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of our common stock, you will be entitled to receive distributions, if, as and when declared by our Board of Directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

Relationship to Preferred Stock and Other Shares of Common Stock.    Your rights as a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our Board of Directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

As a holder of our common stock, you will have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our Charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

Voting Rights.    Subject to the provisions of our Charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of common stock, you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of shares of capital stock, the holders of common stock will possess the exclusive voting power.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

Stockholder Liability.    Under Maryland law applicable to Maryland corporations, you will not be liable as a stockholder for our obligations solely as a result of your status as a stockholder.

Transfer Agent.    The registrar and transfer agent for shares of our common stock is The Bank of New York.

Description of Preferred Stock

General.    Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Before issuance of shares of each series, the Board is required to fix for each such series, subject to the provisions of Maryland law and our Charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

(i) The title and stated value of such shares of preferred stock;

(ii) The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

(iii) The voting rights of such shares of preferred stock;

(iv) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

(v) The date from which dividends on such shares of preferred stock will accumulate, if applicable;

(vi) The procedures for any auction and remarketing, if any, for such shares of preferred stock;

(vii) The provision for a sinking fund, if any, for the shares of preferred stock;

(viii) The provisions for redemption, if applicable, of the shares of preferred stock;

(ix) Any listing of the shares of preferred stock on any securities exchange;

(x) The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of common stock of the Company, including the conversion price (or manner of calculation thereof);

(xi) A discussion of federal income tax considerations applicable to such shares of preferred stock;

(xii) The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiii) Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiv) Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

(xv) Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

The Registrar and Transfer Agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement.

Description of Stockholder Rights Plan

Our Board of Directors has adopted a stockholder rights plan. As a result, we issued one right for each outstanding share of common stock. One right will be issued for each additional share of common stock that we issue, including any shares of common stock issued under this prospectus. Each right entitles the holder to purchase one one-thousandth of a share of our Series A preferred stock at an exercise price of $40. The rights become exercisable 10 business days after any party acquires or announces an offer to acquire 15% or more of our common stock or certain similar event. The rights expire on August 27, 2008, unless earlier redeemed. The rights are redeemable at $0.01 per right at any time before 10 business days following the time that any party acquires 15% or more of our common stock, commences a tender offer for 15% or more of our common stock, or our Board of Directors determines that a substantial stockholder’s ownership may be adverse to the interests of our other stockholders or our qualification as a REIT. In certain circumstances, the rights will be exercisable for the stock of any entity into which we merge or to which we convey a substantial portion of our assets.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the securities warrant agreement and the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part at or before the time of the issuance of that series of warrants.

If warrants are offered, the applicable prospectus supplement will describe the terms of those warrants, including, in the case of warrants for the purchase of debt securities, the following:

•	the offering price;

•	the denominations and terms of the series of debt securities purchasable upon exercise of such warrants;

•	the designation and terms of any series of debt securities with which such warrants are being offered and the number of such warrants being offered with such debt securities;

•	the date, if any, on and after which such warrants and the related series of debt securities will be transferable separately;

•	the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	any special United States federal income tax consequences;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other material terms of such warrants.

In the case of warrants for the purchase of shares of preferred stock or shares of common stock, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

•	the offering price;

•	the type and aggregate number of shares purchasable upon exercise of the warrants, the exercise price, and in the case of warrants for shares of preferred stock, the designation, aggregate number and terms of the series of shares of preferred stock with which the warrants are being offered, if any, and the number of such warrants being offered with the shares of preferred stock;

•	the date, if any, on and after which the warrants and the related series of shares of preferred stock, if any, or shares of common stock will be transferable separately;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	any special United States federal income tax consequences; and

•	any other material terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any securities warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture. Before the exercise of any warrants to purchase shares of preferred stock or shares of common stock, holders of such warrants will not have any rights of holders of such shares of preferred stock or shares of common stock, including the right to receive payments of dividends, if any, on such shares of preferred stock or shares of common stock, or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or number of shares of preferred stock or shares of common stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the shares of common stock purchasable upon such exercise, together with certain information set forth on the reverse side of the securities warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchasable upon such exercise. If fewer than all of the warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued under the warrant agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be subject to adjustment in certain events, including:

•	payment of a dividend on the shares of common stock payable in shares of common stock and stock splits, combinations or reclassifications of the shares of common stock;

•	issuance to all holders of shares of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the warrant agreement for that series of shares of common stock warrants); and

•	certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings), or of subscription rights and warrants (excluding those referred to above).

No adjustment in the exercise price of, and the number of shares of common stock covered by, a shares of common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of shares of common stock or any securities convertible into or exchangeable for shares of common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or exchange of the shares of common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder’s common stock warrant immediately before the occurrence of such event. If the consideration to be received upon exercise of the shares of common stock warrant following any such event consists of shares of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock warrant were shares of common stock.

MATERIAL PROVISIONS OF MARYLAND LAW AND

OUR CHARTER AND BYLAWS

The following paragraphs summarize the material provisions of Maryland law and our Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter, including any Articles Supplementary, and Bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our Charter and our Bylaws.

The Board of Directors

Our Board of Directors is currently comprised of nine directors. Our Bylaws provide that the Board may alter the number of directors to a number not exceeding 15 nor below the minimum permitted in our Bylaws. Our Charter provides that the members of the Board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director is to serve for a three year term or until his or her successor is duly elected and has qualified. Holders of shares will have no right to cumulative voting in the election of directors. We have elected to be governed by the recent Maryland law described below as it relates to a classified board.

Amendment of Charter and Bylaws

Our Charter generally may be amended only by the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter. However, any amendment relating to our REIT qualification restrictions, our Series A Preferred Stock (issued in connection with our stockholder rights plan), our board of directors, our election to be exempt from the Maryland business combination statute, indemnification and limitation of liability or charter amendments requires the advice and recommendation of at least 75% of our board of directors. In addition, Charter amendments regarding our classified board of directors, Bylaw amendments, our election under the Maryland business combination statute, indemnification and limitation of liability and amendments require the affirmative approval of 75% of the votes entitled to be cast on the matter. This 75% vote is also required to amend the Charter to provide for cumulative voting in the election of directors.

Our Bylaws may be amended only by the Board of Directors or by 75% of the aggregate voting power of all classes of capital stock.

Business Combinations

As a Maryland corporation, we are subject to certain restrictions concerning certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder.” Interested stockholders are persons (i) who beneficially own 10% or more of the voting power of our shares or (ii) are affiliates or associates of us who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our shares. Such business combinations are prohibited for 5 years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of our outstanding voting shares and (ii) 66 2/3% of the votes entitled to be cast by holders of our outstanding voting shares other than shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

Maryland law provides that, with certain exceptions, “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds, excluding shares of stock owned by the acquiring person or by officers or directors who are employees of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares previously acquired by such a person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power: (i) 10% or more but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

As permitted under Maryland law, our Bylaws contain a provision opting out of the control share acquisition statute.

Advance Notice of Director Nominations and New Business

Pursuant to our Bylaws, a stockholder seeking to nominate persons for election to our Board of Directors or propose other business to be conducted at an annual meeting of stockholders or to nominate persons for election of directors at any special meeting of stockholders called for the purpose of electing directors must provide the required notice to our chairman of the board (i) in the case of an annual meeting, generally not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting and (ii) in the case of a special meeting, not later than the earlier of the 10th day following the day on which notice of the special meeting was mailed or public disclosure of the date of the special meeting.

The purpose of requiring such advance notice by stockholders is to provide the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or advisable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give the Board of Directors any power to disapprove of stockholder nominations or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. In addition, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or in the best interests of the Company and its stockholders. The provisions in our Bylaws regarding advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Meetings of Stockholders

Under our Bylaws, annual meetings of stockholders are to be held in May of the following year at a date and time determined by our board, the Chairman of the Board or the President. Special meetings of stockholders may be called only by a majority of the directors then in office, by the Chairman or the President and must be called by the Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at such a meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting. Our Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at that meeting.

Recent Maryland Legislation

In 1999, Maryland enacted legislation which allows publicly-held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its articles or bylaws or by resolution adopted by its board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:

•	officers or employees of the corporation;

•	persons seeking to acquire control of the corporation;

•	directors, officers, affiliates or associates of any person seeking to acquire control; or

•	nominated or designated as directors by a person seeking to acquire control.

Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary.

The Maryland legislation provides that a corporation can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that corporation’s existing charter documents:

•	Classified Board: The corporation may divide its board into three classes which, to the extent possible, will have the same number of directors, the terms of which will expire at the third annual meeting of stockholders after the election of each class;

•	Two-thirds Stockholder Vote to Remove Directors Only for Cause: The stockholders may remove any director only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the stockholders generally in the election of directors, but a director may not be removed without cause;

•	Size of Board Fixed by Vote of Board: The number of directors will be fixed only by resolution of the board;

•	Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors even if they do not constitute a quorum. Directors elected to fill vacancies will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, as opposed to until the next annual meeting of stockholders, and until a successor is elected and qualifies; and

•	Stockholder Calls of Special Meetings: Special meetings of stockholders may be called by the secretary of the corporation only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the MGCL.

We have not elected to be governed by the specific provisions of the 1999 legislation other than regarding removal of directors. However, our Charter and/or Bylaws, as applicable, already provide for a classified board, that the number of directors is to be determined by a resolution of the board, subject to a minimum number, and that our Secretary must call a special meeting of stockholders only upon the written request of the holders of a majority of our outstanding securities entitled to vote. In addition, we can elect to be governed by any or all of the provisions of the Maryland legislation at any time in the future.

Prohibited Transactions

Our Charter prohibits us from entering into certain transactions, such as the following:

•	Investing more than 10% of our assets in unimproved real property or mortgage loans on unimproved real property;

•	Investing in commodities or commodity futures contracts, other than interest rate futures used solely for hedging purposes;

•	Issuing equity securities redeemable at the option of the holder thereof;

•	Subject to certain exceptions, issuing options and warrant to purchase common stock at an exercise price of less than the fair market value of the common stock;

•	Investing in real estate contracts for sale, unless the real estate contracts are in recordable form and appropriately recorded in the chain of title;

•	Investing in mortgage loans unless an appraisal is obtained for the underlying property; and

•	Allowing our aggregate borrowing to exceed 300% of our net assets, unless the independent directors on our Board of Directors determine that a higher level of borrowing is appropriate.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

Introductory Notes

The following is a description of the material Federal income tax considerations to a holder of our stock and our debentures. An applicable prospectus supplement will contain information about additional Federal income tax considerations, if any, relating to particular offerings of our common stock, preferred stock, debt securities or warrants. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Us as a REIT

General.    We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year which ended December 31, 1987. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof.

Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1997 through December 31, 2003, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2004 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other thing, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.

Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “—Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest applicable regular corporate rate. Eighth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our Charter contains restrictions regarding the transfer of our shares and the issuance of excess stock intended to assist in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See “Description of Capital Stock—General.” These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement. In particular, we should not succeed to the earnings and profits of Sizeler Real Estate Management Co., Inc. as a result of our acquisition of that entity in October 2001 because we made a Code Section 338(h)(10) election, which caused us to be treated as acquiring the assets rather than the stock of such entity.

For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.

Income Tests

In order for us to maintain qualification as a REIT, three separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of the REIT’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Under prior law, this 15% test was based on relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on the relative fair market value of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of its income to its federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1. At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

3. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4. Except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

5. Except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as “straight debt” under the Internal Revenue Code.

6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the “straight debt” safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the “straight debt” exceptions with respect to certain issuers). With respect to our compliance with each of these asset texts, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the assets tests within this 30 day period, we could fail to qualify as a REIT.

Annual Distribution Requirements

We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Tax Aspects of Our Investments in Partnerships

General.    Many of our investments are held through subsidiary partnerships and limited liability companies in which we own a 99% interest and a third party owns a 1% interest. This structure may involve special tax considerations. These tax considerations include the following:

1. the status of each subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See “Material Untied States Federal Income Tax Consequences—Asset Tests.”

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over all of the subsidiaries that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders.    As used in the remainder of this discussion, the term “U.S. Stockholder” means a beneficial owner of stock that is for Untied States federal income tax purposes:

1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. Stockholder if it held the stock directly is also a U.S. Stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. Stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

(1) your long-term capital gains, if any, recognized on the disposition of our shares;

(2) our distributions designated as long-term capital gain dividends (except to the extent attributable to “unrecaptured Section 1250 gain”, in which case such distributions would continue to be subject to a 25% tax rate);

(3) our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

(4) our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Economic Accrual of Redemption Premium on Preferred Stock.    For federal income tax purposes, if a corporation issues preferred stock that may be redeemed at a price that is more than a de minimis amount higher than its issue price, the difference is treated as a “redemption premium” that is taxable to the holder on an annual economic accrual basis. If a U.S. Stockholder recognizes income as a result of redemption premium on the preferred stock, the holder’s tax basis in the preferred stock will increase by the amount included in the holder’s gross income.

Taxation of Tax-Exempt Stockholders.    Provided that a tax-exempt stockholder has not held its stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule. The restrictions on ownership of stock in our Charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the Board of Directors.

Taxation of Non-U.S. Stockholders.    The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

•	the investment in our stock is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•	the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•	the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

State and Local Taxes.    We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities.

Taxation of U.S. Debenture Holders

Stated Interest.    This discussion assumes that any debentures will be treated as debt, not equity, for federal income tax purposes. Each U.S. holder of a debenture and the Company must report the debenture as debt for such purposes. The stated interest on a debenture therefore will be taxable to a U.S. holder as ordinary interest income at the time it either accrues or is received, depending on such U.S. holder’s method of accounting for federal income tax purposes.

Original Issue Discount.    Generally, a debenture will bear original issue discount (“OID”) if and to the extent of any excess of the debenture’s “stated redemption price at maturity” over its “issue price.” The “stated redemption price at maturity” of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of “qualified stated interest” (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate). The “issue price” of a debenture will be the fair market value of the debenture on the date of issuance if the debentures are deemed to be “traded on an established securities market” under the Code and as provided in Treasury regulations. If the debentures are not so traded, the “issue price” of a debenture will be its “stated redemption price at maturity.” Holders should consult their tax advisor regarding whether the debentures will be considered “traded on an established market” under the applicable regulations.

OID would not be includible in a U.S. holder’s income, however, if the U.S. holder is treated as having acquired the debenture at a “premium.”

A U.S. holder will be treated as having acquired a debenture at a “premium” if the adjusted basis of the debenture in the hands of the U.S. holder on the date of issuance exceeds the sum of all amounts payable on the debenture other than payments of qualified stated interest.

If a U.S. holder’s adjusted basis in a debenture is less than or equal to the debenture’s adjusted issue price, the U.S. holder must include OID in income as it accrues (and may be subject to the market discount rules discussed below). The amount of accrued OID includible in income by such a U.S. holder would be the sum of the “daily portions” of OID with respect to the debenture for each day during the taxable year or portion of the taxable year in which such U.S. holder held such debenture (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a debenture may be of any length and may vary in length over the term of the debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the debenture’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium) and reduced by any payments made on such debenture (other than qualified stated interest) on or before the first day of the accrual period. Special rules will apply for calculating OID for an initial short accrual period. As OID accrues and is included in a U.S. holder’s income, it is added to the U.S. holder’s tax basis in the new debentures.

Market Discount.    Generally, the market discount rules discussed below will apply to any debenture if the U.S. holder’s tax basis in the debenture is less than the debenture’s “adjusted issue price.” If the debentures do not have OID, the market discount rules generally will apply if the stated redemption price at maturity exceeds the holder’s initial tax basis in the debentures.

Gain recognized on the disposition (including a redemption) of a debenture that has accrued market discount will be treated as ordinary income, not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutory de minimis amount. “Market discount” is defined as the excess, if any, of (i) the stated redemption price at maturity (or, in the case of a debt obligation with OID, the adjusted issue price) over (ii) the tax basis of the debt obligation in the hands of the U.S. holder immediately after its acquisition.

Unless a U.S. holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. holder and the denominator of which is the number of days after the U.S. holder’s acquisition of the obligation up to and including its maturity date. A U.S. holder of a debenture acquired at market discount may also be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the debenture until it is disposed of in a taxable transaction.

If a U.S. holder of a debenture acquired at market discount disposes of such debenture in any transaction other than a sale, exchange or involuntary conversion, even though otherwise nontaxable (e.g., a gift), such U.S. holder will be deemed to have realized an amount equal to the fair market value of the debenture and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain.

A U.S. holder of a debenture acquired at market discount may elect to include the market discount in income as it accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current income inclusion election would apply to all market discount obligations acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Internal Revenue Service. If a U.S. holder of a debenture so elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

Amortizable Bond Premium.    Generally, a U.S. holder who acquires a debenture will have amortizable bond premium to the extent of the excess, if any, of its basis in the debenture over the amount payable on maturity of the debenture (or on an earlier call date if use of the earlier call date results in a smaller amortizable bond premium).

A U.S. holder may elect to amortize any bond premium under Section 171 of the Code on a constant yield basis over the period from the acquisition date to the maturity date of the debenture (or, in certain circumstances, until an earlier call date) and, except as future Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of the debenture by such amount. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the debenture by the amount of such allowable amortization. An election to amortize the bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the U.S. holder’s taxable year as to which the election is made, and may be revoked only with the consent of the Internal Revenue Service.

The amount of amortizable bond premium does not include any amount attributable to the conversion feature of the debenture. The value of the conversion feature for purposes of the amortization of bond premium may be determined under any reasonable method. The amortized bond premium deduction is treated as an offset to interest income on the related security for Federal income tax purposes and is limited to the purchaser’s investment income from the debt instrument for the year. No deduction of unamortized bond premium will be allowed on conversion of a debenture into our common stock. Each U.S. holder is urged to consult its tax advisors as to the consequences of the treatment of such premium as an offset to interest income for Federal income tax purposes. If an election to amortize the bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the debenture.

Election to Treat All Interest as Original Issue Discount.    A U.S. holder may elect to include in gross income all interest that accrues on the debentures using the constant-yield method with the modifications described below. For this purpose, interest includes stated interest, OID, market discount and de minimis market discount, as adjusted by an acquisition premium or amortizable bond premium. In applying the constant-yield method, the issue price of the debenture will equal the electing U.S. holder’s adjusted basis in the debenture immediately after its acquisition, the issue date of the debenture will be the date of its acquisition by the electing U.S. holder and no payments on the debenture will be treated as payments of qualified stated interest.

Sale or Redemption.    Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by us) or other disposition of a debenture will be a taxable event for Federal income tax purposes. In such event, a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon, which will be taxable as ordinary income) and (ii) the U.S. holder’s adjusted tax basis therein (as increased by any market discount previously included in income by the U.S. holder and decreased by any amortizable bond premium deducted over the term of the debenture by the U.S. holder). Subject to the discussion under “—Market Discount,” such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the debenture had been held by the U.S. holder for more than one year at the time of such sale, exchange, redemption or other disposition.

Taxation of Non-U.S. Debenture Holders

Interest and OID on Debentures.    Neither interest paid by us to a non-U.S. holder nor any original issue discount will be subject to U.S. Federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder, (ii) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of Stock entitled to vote, (iii) the non-U.S. holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code, and (iv) either (a) the non-U.S. holder certifies to us, under penalties of perjury, that the non-U.S. holder is not a U.S. person and provides the beneficial owner’s name and address on a U.S. Treasury Form W-8 (or suitable substitute form) or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debenture certifies, under penalties of perjury, that such Form W-8 (or suitable substitute form) has been received from the non-U.S. holder by it or by such a financial institution between it and the non-U.S. holder and furnishes the payor with a copy thereof. If the foregoing exceptions do not apply, payments on the debentures may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be applied under an applicable tax treaty).

Backup Withholding Tax and Information Reporting

U.S. Holders.    In general, information-reporting requirements will apply to certain U.S. holders with regard to payments of dividends on our stock, OID, interest, and payments of the proceeds of the sale of our stock and debentures, unless an exception applies.

The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

In addition, a payor of interest on our debentures or dividends on our stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States Federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders.    Generally, information reporting will apply to payments of dividends on our stock, interest, including OID, and backup withholding as described above for a U.S. holder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock or debentures to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock or debentures to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to the public directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. In addition, the terms of any agreement, arrangement or understanding entered into with any brokers or dealers after the effective date of the registration statement of which this prospectus is a part, will be described in the applicable prospectus supplement. All participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The maximum commission or discount to be received by any NASD member or independent broker-dealer in connection with any offering of securities under this prospectus will not exceed 8.0% of the gross proceeds of the offering.

In connection with the offering the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our securities in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. The underwriters must close out any short position by purchasing our securities in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases. Any of these activities may have the effect of preventing or retarding a decline in the market price of our securities. They may also cause the price of our securities to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

LEGAL MATTERS

The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated financial statements and schedules of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002 June 30, 2003 and 2002 and September 30, 2003 and 2002 incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in each of our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 June 30, 2003 and September 30, 2003 and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountant within the meaning of Section 7 and 11 of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission (“Commission”) registration fee.

Commission Registration Fee	$7,223.25
Printing and engraving expenses	50,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	30,000.00
Miscellaneous	7,776.75

Total	$150,000.00

Item 15.	Indemnification of Directors and Officers.

Sizeler Property Investors, Inc. (the “Company”) is organized in the State of Maryland. The Maryland General Corporation Law (“MGCL”) permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper personal benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation.

In addition, a director or officer of a Maryland corporation may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

As a condition to advancing expenses to a director who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by is and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

The Company’s Charter provides that the Company will indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law. The Company’s Charter contains a provision which limits a director’s or officer’s personal liability for monetary damages to the Company or its stockholders. The Company’s Charter also provides that the Company will indemnify other employees and agents to the extent authorized by the Company’s board of directors or the Company’s Bylaws. The Bylaws of the Company do not authorize any such indemnification for non-director, non-officer employees or agents.

The Company has entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors and officers, and the Board of Directors has authorized the Company to enter into an Indemnification Agreement with each of the future directors and officers of the Company. The MGCL permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the MGCL authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

The Indemnification Agreement provides that the Company shall indemnify a director or officer who is a party to the agreement (the “Indemnitee”), if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of the Company, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the MGCL except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without the Company’s written consent.

Item 16.	Exhibits.

The following exhibits are included as part of this Registration Statement:

1*	Form of underwriting agreement.

3.1	Articles of Incorporation of the Registrant (incorporated by reference to exhibit 3(i) of the Registrant’s Form 8-K filed with the SEC on June 26, 2001).

3.2	Bylaws, as amended, of the Registrant (incorporated by reference to exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

4.1(a)	Form of Senior Debt Indenture (filed herewith).

4.1(b)	Form of Senior Debt Security (included in exhibit 4.1(a)).

4.1(c)	Form of Subordinated Debt Indenture (filed herewith).

4.1(d)	Form of Subordinated Debt Security (included in exhibit 4.1(c)).

4.2*	Form of Warrant Agreement.

5	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (filed herewith).

8	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding certain tax matters (filed herewith).

12	Statement of ratio of earnings to fixed charges (filed herewith).

15	Letter regarding unaudited interim financial information (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

24	Powers of Attorney (included on signature page and incorporated by reference to exhibit 24 of the Registrant’s Registration Statement on Form S-3 filed with the SEC on July 15, 2003).

25*	Statement of Eligibility of Trustee.

*	To be filed, if applicable, subsequent to the effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenner, State of Louisiana as of the 2nd day of February 2004.

SIZELER PROPERTY INVESTORS, INC.

By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
President

Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2004.

Name	Title

* Sidney W. Lassen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Thomas A. Masilla, Jr.	Vice Chairman, President and Director (Principal Operating Officer)

* Charles E. Miller, Jr.	Chief Financial Officer (Chief Financial and Principal Accounting Officer)

* J. Terrell Brown	Director

* William G. Byrnes	Director

* Harold B. Judell	Director

* James W. McFarland	Director

* Richard L. Pearlstone	Director

* Theodore H. Strauss	Director

James R. Peltier	Director

*/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr. Individually and as Attorney-in-fact

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